Exhibit 4(i)

TRI-PARTY AGREEMENT

This TRI-PARTY AGREEMENT (this “Instrument”), dated as of March 26, 2010, by and among 1ST FRANKLIN FINANCIAL CORPORATION, a Georgia corporation (the “Company”), SYNOVUS TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America (the “Resigning Trustee”) and U. S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”).

WITNESSETH

WHEREAS, the Company and First National Bank of Gainesville (the “Original Trustee”) entered into an Indenture, dated as of October 31, 1984 (the “Original Indenture”), as amended as described hereinbelow, pursuant to which the Company has issued and may in the future issue Variable Rate Subordinated Debentures (the “Debentures”); and

WHEREAS, the Original Trustee resigned and Columbus Bank Trust Company (“CB&T”) accepted the Company’s appointment of it as successor trustee under the Original Indenture pursuant to the Agreement of Resignation, Appointment and Acceptance, dated as of May 28, 1993 (“Agreement of Resignation, Appointment and Acceptance”), by and among the Original Trustee, the Company and CB&T;

WHEREAS, the Original Indenture was heretofore amended by the Modification of Indenture, dated March 29, 1995, by and among CB&T, successor trustee to the Original Trustee, the Resigning Trustee and the Company, the Second Modification of Indenture, dated December 2, 2004, by and among the Resigning Trustee, as successor trustee to CB&T, and the Company and the Third Modification of Indenture, dated March 27, 2006, by and among the Resigning Trustee and the Company (the Original Indenture as so amended, the “Indenture”); and

WHEREAS, the Resigning Trustee has been acting as Trustee (as such term is defined in the Indenture) under the Indenture; and

WHEREAS, pursuant to Section 7.08 of the Indenture, the Resigning Trustee has provided the Company with notice of its intent to resign as Trustee under the Indenture; and

WHEREAS, Section 7.08 of the Indenture provides that upon the resignation of the Trustee, the Company shall promptly appoint a successor Trustee; and

WHEREAS, the Company desires to appoint the Successor Trustee as successor Trustee under the Indenture; and

WHEREAS, Section 7.08 of the Indenture provides that every successor Trustee appointed thereunder shall deliver to the Company and to the resigning Trustee an instrument accepting such appointment, and thereupon the resignation of the resigning Trustee shall become effective and such successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture; and

WHEREAS, Section 7.08 of the Indenture further provides that the resigning Trustee shall promptly transfer all property held by it as Trustee to the Successor Trustee; and

NOW, THEREFORE, pursuant to the Indenture and in consideration of the covenants herein contained, it is agreed as follows (words and phrases not otherwise defined in this Instrument having the definitions given thereto in the Indenture):

1.

Pursuant to the terms of the Indenture, the Resigning Trustee has notified the Company its intent to resign as Trustee under the Indenture effective as of March 26, 2010 (the “Effective Date”).

2.

As of the Effective Date, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all of its rights, powers, trusts, title and interest under the Indenture and all of its rights, title, interests, capacities, privileges, duties and responsibilities as Trustee under the Indenture, except as set forth in paragraph 18 hereof.

3.

The Resigning Trustee agrees to execute and deliver such further instruments and shall take such further actions as the Successor Trustee or the Company may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all of the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee, including without limitation, the execution and delivery of any instruments required to assign all liens in the name of the Successor Trustee.

4.

As of the Effective Date, the Company hereby accepts the resignation of the Resigning Trustee as Trustee under the Indenture and appoints the Successor Trustee as successor Trustee under the Indenture; and the Company confirms to the Successor Trustee all of the rights, title, interest, capacities, privileges, duties and responsibilities of the Trustee under the Indenture except as set forth in paragraph 18 hereof.

5.

The Company agrees to execute and deliver such further instruments and to take such further action as the Successor Trustee may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

6.

As of the Effective Date, the Successor Trustee hereby accepts its appointment as successor Trustee under the Indenture and shall be vested with all of the rights, power, trust, title, interests, capacities, privileges, duties and responsibilities of the Trustee under the Indenture.

7.

The Successor Trustee hereby represents that it is qualified and eligible under the provisions of Section 11.10 of the Indenture to be appointed Trustee thereunder and hereby accepts the appointment as Trustee and agrees that upon the signing of this Instrument it shall become vested with all the rights, title, powers, trust, interest, capacities, privileges, duties and responsibilities of the Resigning Trustee with like effect as if originally named as Trustee under the Indenture.

8.

The Successor Trustee shall cause notice of the resignation, appointment and acceptance effected hereby to be given to the owners of the Debentures.

9.

As of the Effective Date, the Successor Trustee shall serve as Trustee as set forth in the Indenture at its corporate trust office set forth below or such other address as may be specified:

U.S. Bank National Association

Corporate Trust Services

1349 West Peachtree Street

Suite 1050

Atlanta, Georgia  30309

Facsimile: (404) 898-2467

Attention: Jack Ellerin

10.

The Resigning Trustee hereby represents and warrants that:

a)

To the best of its knowledge, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Indenture.

b)

No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or to the best of its knowledge by the holders of the percentage in aggregate principal amount of the Debentures required by the Indenture to effect any such waiver.

c)

There is no action, suit or proceeding pending or threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

d)

With the exception of the Agreement of Resignation, Appointment and Acceptance, neither the Resigning Trustee nor CB&T has entered into any other supplement or amendment to the Indenture or any other document executed by the Resigning Trustee or CB&T in connection with the Debentures.

e)

As of the Effective Date, the Resigning Trustee holds no moneys in any fund or account established by it as Trustee under the Indenture.

11.

The Company hereby represents and warrants that:

a)

To its knowledge, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Indenture.

b)

No covenant or condition contained in the Indenture has been waived by the Company or to its knowledge by the holders of the percentage in aggregate principal amount of the Debentures required by the Indenture to effect any such waiver.

c)

To its knowledge, there is no action, suit, or proceeding pending or threatened against the Company before any court or governmental authority arising out of any action or omission by the Company under the Indenture.

d)

The Company has entered into no supplement or amendment to the Indenture.

e)

Debentures in the aggregate principal amount of $71,860,230.74 were outstanding as of the close of business on March 25, 2010.

12.

Each of the parties hereto hereby represents and warrants for itself that as of the date hereof, and the Effective Date:

a)

it has power and authority to execute and deliver this Instrument and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part; and

b)

this Instrument has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the enforceability of this Instrument may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor's rights or by general principles of equity limiting the availability of equitable remedies.

13.

The parties hereto agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Resigning Trustee arising out of any actions or inaction by the Resigning Trustee under the Indenture.

14.

The parties hereto agree that as of the Effective Date, all references to the Resigning Trustee as Trustee in the Indenture shall be deemed to refer to the Successor Trustee.  From and after the Effective Date, all notices or payments which were required by the terms of the Indenture and the Debentures to be given or paid to the Resigning Trustee, as Trustee, shall be given or paid to the Successor Trustee at the address given in paragraph 9 hereof.

15.

The resignation, appointment and acceptance effected hereby shall become effective as of the opening of business on the Effective Date.

16.

This Instrument shall be governed by and construed in accordance with the laws of the State of Georgia.

17.

This Instrument may be executed in several counterparts (including separate counterparts), each of which shall be regarded as an original and all of which shall constitute one and the same document.

18.

Nothing contained in this Instrument shall in any way affect the obligations or rights of the Company or the Resigning Trustee except as set forth herein.  This Instrument shall be binding upon and inure to the benefit of the Company, the Resigning Trustee and the Successor Trustee and their respective successors and assigns.

19.

Nothing contained in this Instrument shall in any way affect the obligations of the Company to the Resigning Trustee under Section 7.07 of the Indenture or any lien created thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and attested by their duly authorized officers, all as of the date and year first above written.

1ST FRANKLIN FINANCIAL CORPORATION

By:

/s/ A. Roger Guimond

       Name:     A. Roger Guimond

       Title:  Executive Vice President & CFO

[SEAL]

Attest:

    /s/ Lynn E. Cox

Name:   Lynn E. Cox

Title: Secretary / Treasurer

SYNOVUS TRUST COMPANY, N.A.

By:    /s/ Frazer K. Loomis

       Name:   Frazer K. Loomis

       Title:     Vice President

[SEAL]

Attest:

  /s/ Michael W. Graydon

Name:   Michael W. Graydon

Title: Senior Vice President & Trust Officer

U.S. BANK NATIONAL ASSOCIATION

By:   /s/ Jack Ellerin

       Jack Ellerin

       Vice President

[SEAL]

Attest:

  /s/ Felicia H. Powell

Name:   Felicia H. Powell

Title:   Assistant Vice President